Exhibit 99.2

Excel Corporation and Subsidiary
and Excel Business Solutions, Inc.
Proforma Condensed Combined Balance Sheet
December 31, 2012

Assets
(Unaudited)

	Excel Corporation and Sub (Parent)	Excel Business Solutions, Inc. (Subsidiary)	Proforma Increase (Decrease)			Proforma Combined
Current Assets
Cash and cash equivalents	$646,136	$100	$			$646,236
Accounts receivable	7,500					7,500
Notes receivable	60,000					60,000
Accrued interest	1,515					1,515
Total current assets	715,151	100				715,251

Other Assets
License agreements	150,000					150,000
Goodwill				66,965	(A)	66,965
Investment in subsidiary				100	(A)
				(100	)(B)
Total other assets	150,000			66,965		216,965
Total Assets	865,151	100		66,965		932,216

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	44,183	368				44,551
Note payable	120,000					120,000
Accrued expenses		3,000				3,000
Accrued corp tax	149					149
Advance due to shareholders		17,500				17,500
Shares subject to mandatory redemption	277,000					277,000
Total current liabilities	441,332	20,868				462,200

Stockholders’ Equity
Preferred stock
Common stock	3,152	100		3,353	(A)	6,505
				(100	)(B)
Additional paid-in capital	725,162			63,712	(A)	788,874
Accumulated deficit	(304,495)	(20,868)				(325,363)
Total stockholders’ equity	423,819	(20,768)		66,965		470,016

Total Liabilities and
Stockholders’ Equity	$865,151	$100		$66,965		$932,216

Excel Corporation and Subsidiary
and Excel Business Solutions, Inc.
Proforma Condensed Combined Statement of Operations
(Unaudited)

	Excel Corporation Sub for the Year Ended and December 31, 2012 (Parent)	Excel Business Solutions, Inc. from November 8, 2012 (date of inception) to December 31, 2012 (Subsidiary)		Proforma Increase (Decrease)	Proforma (Combined)

Revenues
Service fee income	$7,500	$		$	$7,500
Less: cost of sales
Gross profit	7,500				7,500

Expenses
Filing fees	4,832				4,832
Edgar filing fees	10,169				10,169
Advertising	72,425				72,425
Telephone	1,187				1,187
Outside services	207,222				207,222
Transfer agent fees	2,508				2,508
Legal and accounting	102,433		20,500		122,933
Automobile	3,887				3,887
Bank charges	212				212
Dues and subscriptions	165				165
Reimbursement of expenses	12,992				12,992
Miscellaneous			368		368
License expense	50,000				50,000
Total expense	468,032		20,868		488,900

Net loss before other income and income taxes	(460,532)		(20,868)		(481,400)

Other Income
Gain on sale of note receivable	220,313				220,313
Referral fee income	1,250				1,250
Interest income	1,515				1,515
Total other income	223,078				223,078

(Continued)

Excel Corporation and Subsidiary
and Excel Business Solutions, Inc.
Proforma Condensed Combined Statement of Operations
(Unaudited)

	Excel Corporation Sub for the Year Ended and December 31, 2012 (Parent)	Excel Business Solutions, Inc. from November 8, 2012 (date of inception) to December 31, 2012 (Subsidiary)		Proforma Increase (Decrease)	Proforma (Combined)

Net income (loss) before income taxes	(237,454)		(20,868)			(258,322)

Income Taxes
Current
Deferred
Total income taxes

Net Income (Loss)	$(237,454)	$	(20,868)	$	$	(258,322)

Loss per share
Basic						( .004)
Diluted						( .004)

Weighted average shares outstanding
Basic						65,056,191
Diluted						65,056,191

Excel Corporation and Subsidiary
and Excel Business Solutions, Inc.
Notes to Proforma Condensed Combined Financial Statements

NOTE 1: EXCEL CORPORATION AND SUBSIDIARY

Excel Corporation (the “Parent”) was organized November 13, 2010 as a Delaware corporation.  The Company has one wholly owned subsidiary, XL Fashions, Inc., formed in fiscal 2012.  The Company is currently considered a development stage company as defined by FASB ASC 915-205-45-6.  The Company is currently devoting substantially all of its efforts in acquiring, developing and licensing brands in a broad range of product categories.  The Company also intends to acquire, develop and license select brands where the brand name can be leveraged into new categories.  The Company’s objective is to develop a diversified portfolio of iconic consumer brands by issuing licenses and then organically growing the existing portfolio, licensing new brands and entering into joint ventures or other partnerships with the goal of leveraging the experience of management in the license of branded merchandise.

Based upon the experience of our management, we expect that our licenses will typically require our licensees to pay us royalties based upon net sales with guaranteed minimum royalties in the event that net sales do not reach specified targets.  We further expect that any licenses we issue will require licensees to pay us certain minimum amounts for the advertising and marketing of the respective license brands.

NOTE 2: EXCEL BUSINESS SOLUTIONS, INC.

Excel Business Solutions, Inc. (the “Subsidiary”) was organized November 8, 2012 as a Delaware corporation.

Currently, the Company is considered a development stage company as defined by FASB ASC 915-205-45-6.  The Company intends to acquire, develop and manage merchant accounts. The Company’s objective is to develop a diversified portfolio and then organically grow the existing portfolio.

NOTE 3: PROFORMA ADJUSTMENTS

On January 14, 2013, the Company completed the merger agreement through the issuance of 33,532,446 shares of Parent’s common stock for 100% of Subsidiary’s, or 1,000 shares.

Proforma adjustments on the attached financial statements include the following:

(A)      To record the acquisition of 100% interest in Subsidiary by Parent through the issuance of 33,532,446 shares of common stock for 1,000 shares of the Subsidiary

(B)      To record elimination of investment in Subsidiary and common stock of Subsidiary

NOTE 4: PROFORMA (LOSS) PER SHARE

The proforma (loss) per share is computed based on the number of shares outstanding, after adjustment for shares issued in the acquisition as though all shares issued in the acquisition had been outstanding from the beginning of the period presented.